Exhibit 99.1
BioScrip, Inc. Reports Net Income for Second Quarter 2007; Operating Income Improves By $10.8 Million Over 2006
ELMSFORD, N.Y.—(BUSINESS WIRE)—August 2, 2007—BioScrip, Inc. (Nasdaq: BIOS) today reported second quarter 2007 net income of $0.5 million, or $0.01 per diluted share, on revenues of $295.0 million. Operating profit for the quarter was $2.5 million and EBITDAO (earnings before interest, taxes, depreciation, amortization and option expense) was $4.6 million. Compared to the second quarter 2006, net income improved $6.2 million or $0.16 per diluted share. In addition, revenues increased $15.4 million and operating income increased $10.8 million, both over the same period.
Chairman and CEO, Richard H. Friedman, stated, “BioScrip has made great strides this quarter and we positioned ourselves for continued Specialty growth, as exemplified by our recent contract announcement with UnitedHealthcare. We remain committed to executing on our vision of establishing BioScrip as an industry leader in providing superior specialty pharmaceutical healthcare services to patients, physicians, payors and pharmaceutical manufacturers.”
Second Quarter Reported Results
Total revenue for the second quarter 2007 was $295.0 million compared to $279.6 million for the same period a year ago.
Second quarter 2007 Specialty Services revenue was $238.1 million, an increase of $27.6 million, or 13.1% over the prior year, due primarily to revenues associated with preferred drug distribution arrangements with manufacturers, strong growth in infusion and new business resulting from Medicare’s Competitive Acquisition Program (“CAP”).
Second quarter 2007 PBM Services revenue was $56.9 million, a decrease of $12.2 million, or 17.7%, as compared to the second quarter of 2006. The decline in revenue is primarily due to the loss of previously reported PBM customers.
Gross profit for the second quarter 2007 was $33.3 million, or 11.3% of total revenue, compared to $28.8 million, or 10.3% of total revenue, for the same period of 2006. Gross profit improved primarily due to favorable sales mix.
Second quarter 2007 operating expenses decreased $6.3 million to $30.8 million, or 10.4% of total revenue from $37.1 million, or 13.3% of total revenue for the second quarter of 2006. The decrease is primarily due to our cost reduction efforts, along with lower bad debt expense as a result of improved credit and collection efforts as well as reduced amortization of intangibles.
Six-Month Period Reported Results
For the six-month period ended June 30, 2007, net loss was $0.9 million, or $0.02 per share compared to net loss of $6.9 million, or $0.18 per share in the same period a year ago. Revenues increased 2.1% to $591.3 million for the six-month period ended June 30, 2007 from $579.3 million reported in the same period of last year.
Mr. Friedman added, “We have taken many critical steps to improve our current and future operational performance. The Company reported a $2.4 million sequential increase in quarterly operating income along with a 54.0% sequential improvement in quarterly EBITDAO.”
CAP Update
Although final election results have not yet been completed, preliminary information indicates an increase of approximately 35% in physician enrollment during the recent election period effective August 1, 2007. Second quarter 2007 CAP revenue was $9.2 million based on 2,450 physician enrollments. BioScrip continues to provide educational and marketing programs in order to support additional CAP utilization.
UnitedHealthcare Contract
As previously announced, UnitedHealthcare, a UnitedHealth Group (NYSE: UNH) company, has awarded BioScrip an agreement to serve as one of two national specialty pharmacy providers of HIV/AIDS and Solid Organ Transplant drugs and services to UnitedHealthcare and its participating affiliates. This agreement became effective on August 1, 2007, with an initial term running through December 31, 2008.
Conference Call Information
BioScrip will host a conference call to discuss second quarter 2007 financial results on Thursday, August 2, at 10:00 a.m. EDST. Interested parties may participate in the conference call by dialing 800-926-4402 (US), or 212-231-2901 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:30 p.m. EDST on August 2, through 11:59 p.m. EDST on August 8, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation #21345640. An audio webcast and archive of the conference call will also be available under the investor relations section of the BioScrip website, www.bioscrip.com.
About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical health care organization that partners with patients, physicians, health care payors and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex health care conditions.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.
Earnings before interest, taxes, depreciation, amortization, and option expense (“EBITDAO”) is a non-GAAP financial measure as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 2 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company’s trend towards a return to profitability.

Schedule 1
BIOSCRIP, INC
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30, 2007	December 31, 2006
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$—	$—
Receivables, less allowance for doubtful accounts of $13,056 and $13,774 at June 30, 2006 and December 31, 2006, respectively	130,638	135,139
Inventory	34,800	33,471
Prepaid expenses and other current assets	1,324	2,090

Total current assets	166,762	170,700

Property and equipment, net	9,761	10,409
Other assets and investments	464	681
Goodwill	114,824	114,991
Intangible assets, net	6,744	8,675

Total assets	$298,555	$305,456

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$41,865	$52,895
Accounts payable	56,032	51,724
Claims payable	7,301	9,548
Amounts due to Plan Sponsors	9,362	10,280
Accrued expenses and other current liabilities	8,948	9,230

Total current liabilities	123,508	133,677

Deferred taxes	11,380	9,946
Unrecognized tax benefits	4,187	—

Total liabilities	139,075	143,623

Stockholders’ equity
Common stock, $.0001 par value; 75,000,000 shares authorized, 40,921,186 shares issued and 37,531,367 outstanding at June 30, 2007; 40,680,233 shares issued and 37,488,257 outstanding at December 31, 2006;	4	4
Treasury stock, 2,263,500 and 2,247,150 shares at cost	(8,073)	(8,002)
Additional paid-in capital	240,318	239,315
Accumulated deficit	(72,769)	(69,484)

Total stockholders’ equity	159,480	161,833

Total liabilities and stockholders’ equity	$298,555	$305,456

Schedule 2
BIOSCRIP, INC
Reconciliation between GAAP and Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net Income (loss)	$482	$(5,710)	$(865)	$(6,866)

Addback items:

Amortization of intangibles	484	1,639	1,931	3,261
Depreciation	1,007	1,042	2,051	2,073
Interest	856	731	1,940	1,182
Taxes	1,165	(3,321)	1,563	(4,223)
FAS 123R stock option expense	575	506	916	1,130

Earnings before interest, taxes, depreciation amortization and stock option expense (EBITDAO)	$4,569	$(5,113)	$7,536	$(3,443)

Schedule 3
BIOSCRIP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue	$295,004	$279,585	$591,345	$579,303

Cost of revenue	261,683	250,791	525,077	520,178

Gross profit	33,321	28,794	66,268	59,125
% of Revenue	11.3%	10.3%	11.2%	10.2%

Selling, general and administrative expenses	29,290	31,100	57,660	59,003
Bad debt expense	1,044	4,355	4,039	6,654
Amortization of intangibles	484	1,639	1,931	3,261
Merger related expenses	—	—	—	114

Total operating expenses	30,818	37,094	63,630	69,032
% of Revenue	10.4%	13.3%	10.8%	11.9%

Income (loss) from operations	2,503	(8,300)	2,638	(9,907)

Interest (expense), net	(856)	(731)	(1,940)	(1,182)

Income (loss) before income taxes	1,647	(9,031)	698	(11,089)

Provision for (benefit from) Income taxes	1,165	(3,321)	1,563	(4,223)

Net Profit (loss) income	$482	$(5,710)	$(865)	$(6,866)

Basic net income (loss) per share	$0.01	$(0.15)	$(0.02)	$(0.18)
Diluted net income (loss) per share	$0.01	$(0.15)	$(0.02)	$(0.18)

Basic weighted-average shares	37,499	37,222	37,495	37,212
Diluted weighted-average shares	37,824	37,222	37,495	37,212

CONTACT: BioScrip, Inc.
      Craig Allison, 914-460-1636
      Investor Relations
      callison@bioscrip.com